Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GOLDEN FALCON ACQUISITION CORP.

June 22, 2023

Golden Falcon Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Golden Falcon Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 24, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on December 16, 2020. The first amendment to the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on December 20, 2022.

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate, as amended.

3. This Amendment to the Amended and Restated Certificate of Incorporation, as amended, was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Section 9.1(b) is hereby amended and restated to read in full as follows:

9.1(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2020, as amended (the “Registration Statement”), was deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest income (if any) to pay the Corporation’s taxes, if any, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination by July 24, 2023 or, if needed, upon request by Golden Falcon Sponsor Group, LLC (the “Sponsor”) and approval by the Board, by August 24, 2023, or such earlier date as determined by the Board (such date actually extended being referred to as the “Termination Date”), subject to applicable law, and (iii) the redemption of Offering Shares in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate that (A) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the initial Business Combination or certain amendments to the Amended and Restated Certificate or to redeem 100% of the Offering Shares if the Corporation has not completed an initial Business Combination by the Termination Date or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or the officers or directors of the Corporation, or any affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, Golden Falcon Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

GOLDEN FALCON ACQUISITION CORP.

By:	/s/ Makram Azar
Name: Makram Azar
Title: Chief Executive Officer